SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2010

OMNOVA SOLUTIONS INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-15147	34-1897652
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Ghent Road Fairlawn, Ohio		44333-3300
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (330) 869-4200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 21, 2010, the Board of Directors (the “Board”) of OMNOVA Solutions Inc. (the “Company”) elected Allan R. Rothwell to serve as a director of the Company, effective immediately. Mr. Rothwell’s initial term as a director will continue until the 2010 Annual Meeting of Shareholders on March 17, 2010. Mr. Rothwell is not currently serving on any Committee of the Board.

Mr. Rothwell, 62, retired from his position as Executive Vice President, Eastman Chemical Co. (a global chemical company which manufactures and markets a broad portfolio of chemicals, fibers and plastics), and President of its Voridian division in April 2006. He had held this position since January 2002. Previously, Mr. Rothwell had served as President, Polymer Group from 2001 to 2002, President, Chemicals Group from 1999 to 2001, and as Senior Vice President and Chief Financial Officer from 1998 to 1999, in each case for Eastman Chemical Co. Mr. Rothwell is also on the board of Compass Minerals International, Inc. (a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride).

The Board has determined that Mr. Rothwell is independent in accordance with the listing standards of the New York Stock Exchange.

As a non-employee director, Mr. Rothwell will receive the same compensation paid to other non-employee directors of the Company in accordance with the policies and procedures previously approved by the Board for non-employee directors, as disclosed in the Company’s most recent Proxy Statement filed with the SEC on February 6, 2009.

There are no arrangements between Mr. Rothwell and any other person pursuant to which Mr. Rothwell was elected to serve as a director, nor are there or have there been since December 1, 2008, any transactions to which the Company or any of its subsidiaries is a party and in which Mr. Rothwell has a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNOVA SOLUTIONS INC.

By:	/s/ Kristine C. Syrvalin
Name:	Kristine C. Syrvalin
Title:	Corporate Secretary

Date: January 25, 2010